Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment 3 to Form S-4 of our report dated February 19, 2026, which includes an explanatory paragraph regarding the substantial doubt about Willow Lane Acquistion Corp.’s ability to continue as a going concern, relating to the financial statements of Willow Lane Acquisition Corp. as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and for the period from July 3, 2024 (Inception) through December 31, 2024 which is contained in this Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 27, 2026